Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-117090 on Form S-3, Post-Effective Amendment No. 1 to Registration Statement No. 333-70212 on Form S-8/A, Registration Statement No. 333-65244 on Form S-3, Registration Statement No. 333-105019 on Form S-8, Amendment No. 1 to Registration Statement No. 333-121130 on Form S-4/A and Amendment No. 1 to Registration Statement No. 333-121132 on Form S-4/A of our reports dated February 11, 2005 relating to the financial statements and financial statement schedule of Lennar Corporation and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Lennar Corporation for the year ended November 30, 2004.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

February 11, 2005